Exhibit 99.1

News from Aon

Aon Reports Second Quarter 2007 Results

- Net income from continuing operations per share increased 42% to $0.74 -

- Revenue grew 13% to $2.5 billion with organic revenue growth of 8% -

- Brokerage organic revenue growth was 6%, the highest rate since 2003 -

Second Quarter 2007 Highlights

•                  Risk and Insurance Brokerage Services pretax margin was 18.3% and the adjusted pretax margin, excluding certain items, increased 150 basis points to 17.8% from 16.3%

•                  Consulting pretax margin was 13.5% and the adjusted pretax margin, excluding certain items, increased 670 basis points to 14.8% from 8.1%

•                  Repurchased 6.7 million shares for $279 million

•                  Subsequent to the close of second quarter, the Company announced it is considering strategic options for Combined Insurance Companies of America (CICA) and its subsidiaries

CHICAGO, IL — July 31, 2007 - Aon Corporation (NYSE: AOC) today reported results for the second quarter ended June 30, 2007.  All organic revenue growth percentages highlighted in the text of this press release exclude the impact of contingent commissions received in the prior year quarter.

Net income increased 24% to $240 million or $0.75 per share, compared to $193 million or $0.57 per share for the prior year quarter.  Net income from continuing operations increased 36% to $238 million or $0.74 per share, compared to $175 million or $0.52 per share for the prior year quarter.  Certain items that impacted second quarter results and comparisons with the prior year quarter are detailed in the reconciliations of non-GAAP measures on pages 13 and 14 of this press release.

“Our second quarter results reflect a continued emphasis on delivering the best of Aon to our clients, the strength of our industry-leading global network of resources and capabilities and a continued focus on productivity, renewal book management and talent development.  Despite soft market conditions, our Brokerage segment generated the highest rate of organic revenue growth since 2003, with growth across all major business units,” said Greg Case, president and chief executive officer, Aon Corporation.  “Strong organic revenue growth, combined with expense initiatives, led to another quarter of meaningful margin improvement and earnings growth, even as we invest in innovative solutions and talent to deliver increased value for clients.  Our balance sheet is strong, providing financial flexibility.  During the quarter, we repurchased $279 million of stock and announced we are considering strategic options for CICA, highlighting a belief in the strength of Aon’s platform and our commitment to creating long-term shareholder value.”

SECOND QUARTER FINANCIAL SUMMARY

Total revenue increased 13% to $2.5 billion with organic revenue growth of 8%.  Total expenses increased 9% or $182 million to $2.1 billion due primarily to a $94 million increase in benefits to policyholders and a $62 million unfavorable impact from foreign currency translation, partially offset by pension expense savings and benefits related to the restructuring program.

Pension expense related to the Company’s major defined benefit pension plans declined to $17 million in the second quarter compared to $62 million in the prior year quarter.  The company currently anticipates that pension expense will be approximately $90 million in 2007.  The decrease in pension expense reflects current actuarial assumptions and plan changes to both the U.S. and U.K. defined benefit pension plans.

Restructuring expense was $26 million in the second quarter compared to $19 million for the prior year quarter.  An analysis of restructuring related expenses by segment, type and geographic region is detailed on pages 14 and 15 of this release.  The previously announced three-year restructuring plan is anticipated to result in annualized cost savings of approximately $235 million in 2007 and $280 million in 2008, consistent with previous estimates.  Restructuring savings realized in the second quarter are estimated at $58 million compared to $29 million in the prior year quarter.  Of the estimated restructuring savings in the second quarter, $45 million were related to the Brokerage segment, primarily for workforce reduction.

Foreign currency translation increased net income by $0.01 per share compared to the prior year quarter.

Effective tax rate on continuing operations was 34.8% for the second quarter compared to 34.5% for the prior year quarter.  The variance from the anticipated effective tax rate of 34.0% is primarily attributable to the tax on a sale of a business during the quarter.   The company anticipates a recurring effective tax rate on continuing operations of 34.0% for 2007.

Diluted average shares outstanding were 322 million for the second quarter compared to 345 million in the prior year quarter.  During the second quarter, the Company repurchased approximately 6.7 million shares of common stock for $279 million at an average price of $41.53 per share.  As of June 30, 2007, the company had approximately $300 million of remaining authorization under the existing $2 billion share repurchase program.

SECOND QUARTER SEGMENT REVIEW

Certain noteworthy items impacted revenue, pretax income and pretax margins in the second quarter of 2007 and 2006.   The second quarter segment reviews provided below include supplemental information related to adjusted pretax income and pretax margin which is described in detail on the “Reconciliation of Non-GAAP Measures — Segments” on page 14 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

								Organic
								Revenue
					Less:			Growth
(millions)	Second Quarter Ended			Less:	Acquisitions,	Less:	Organic	excluding
	June 30,	June 30,	%	Currency	Divestitures,	All	Revenue	Contingent
Revenue	2007	2006	Change	Impact	Transfers	Other	Growth	Commissions
Americas	$618	$581	6%	1%	—%	(2)%	7%	8%
U.K.	218	191	14	5	2	1	6	6
EMEA	307	270	14	7	(1)	5	3	3
Asia Pacific	138	129	7	9	(4)	(3)	5	5
Reinsurance	234	214	9	2	2	1	4	4
Total	$1,515	$1,385	9%	3%	—%	1%	5%	6%

Risk and Insurance Brokerage Services revenue increased 9% compared to the prior year quarter with organic revenue growth of 6%.  Americas organic revenue increased 8% due primarily to strong new business and effective management of the renewal book portfolio.  U.K. organic revenue increased 6% due primarily to new business and an improved retention rate.  EMEA organic revenue increased 3% with modest growth in continental Europe and strong growth in emerging markets.  Asia Pacific organic revenue increased 5% reflecting strong growth in most Asian markets, partially offset by continued weakness in Australia.  Reinsurance organic revenue increased 4% due primarily to strong growth of facultative placements.

	Second Quarter Ended
(millions)	June 30,	June 30,	%
	2007	2006	Change
Revenue	$1,515	$1,385	9%
Expenses
Compensation and benefits	884	822	8
Other expenses	353	348	1
Total expenses	1,237	1,170	6

Pretax income	$278	$215	29%
Pretax margin	18.3%	15.5%

Pretax income — adjusted	$269	$225	20%
Pretax margin - adjusted	17.8%	16.3%

Compensation and benefits increased 8% compared to the prior year quarter due primarily to a $31 million unfavorable impact from foreign currency translation, higher incentive compensation and investments in talent, partially offset by benefits related to the restructuring program and pension expense savings.  Other expenses increased 1%, including a $17 million unfavorable impact from foreign currency translation and a $30 million non-recurring gain from the sale of certain businesses.

Second quarter pretax income was $278 million.  Adjusting for certain items detailed on page 14 of this press release, pretax income increased 20% to $269 million and pretax margin increased 150 basis points to 17.8% versus the prior year quarter.

CONSULTING

					Less:
(millions)	Second Quarter Ended			Less:	Acquisitions,	Less:	Organic
	June 30,	June 30,	%	Currency	Divestitures,	All	Revenue
Revenue	2007	2006	Change	Impact	Transfers	Other	Growth
Services	$269	$237	14%	3%	2%	3%	6%
Outsourcing	56	72	(22)	3	—	(2)	(23)
Total	$325	$309	5%	3%	2%	1%	(1)%

Consulting revenue increased 5% to $325 million compared to the prior year quarter with an organic revenue decline of 1%.  Organic revenue in Consulting Services increased 6% due to growth in most major practice groups and geographies.  Organic revenue in Outsourcing decreased 23% due primarily to the previously announced termination of an outsourcing contract.

	Second Quarter Ended
(millions)	June 30,	June 30,	%
	2007	2006	Change
Revenue	$325	$309	5%
Expenses
Compensation and benefits	198	202	(2)
Other expenses	83	84	(1)
Total expenses	281	286	(2)
Pretax income	$44	$23	91%
Pretax margin	13.5%	7.4%

Pretax income - adjusted	$48	$25	92%

Pretax margin - adjusted	14.8%	8.1%

Total expenses decreased 2% versus the prior year quarter due primarily to benefits related to the restructuring program and other operational improvements, partially offset by an $8 million unfavorable impact from foreign currency translation.

Second quarter pretax income increased 91% to $44 million and the pretax margin increased       610 basis points to 13.5% versus the prior year quarter.  Adjusting for certain items detailed on page 14, pretax income increased 92% to $48 million and the pretax margin increased 670 basis points to 14.8%.

INSURANCE UNDERWRITING

					Less:
(millions)	Second Quarter Ended			Less:	Acquisitions,	Less:	Organic
	June 30,	June 30,	%	Currency	Divestitures,	All	Revenue
Revenue	2007	2006	Change	Impact	Transfers	Other	Growth
Accident &
Health and Life	$611	$499	22%	2%	—%	—%	20%
Property &
Casualty	(1)	6	N/A	N/A	N/A	N/A	N/A
Total	$610	$505	21%	2%	—%	—%	19%

Insurance Underwriting revenue increased 21% to $610 million compared to $505 million in the prior year quarter.  Accident & Health and Life (A&H and L) organic revenue, which is based on written premiums and fees, increased 20% attributable to strong growth of the Medicare Advantage product provided by the Sterling Life Insurance subsidiary (Sterling).

Sterling and certain other leading providers of Medicare Advantage Private Fee for Service products voluntarily discontinued marketing of this product on June 22, 2007 at the request of the Centers for Medicare and Medicaid Services and, due to a recently enacted law limiting the enrollment period for Medicare Advantage policies, Sterling’s general marketing of Medicare Advantage is not expected to commence again before November 2007.  For the six months ended June 30, 2007, Sterling accounted for 32% of total A&H and L revenue and 9% of total A&H and L pretax income.

All remaining Property & Casualty (P&C) business was placed into run-off in the fourth quarter 2006.  As organic growth calculations are based on written premium, organic growth comparisons in P&C are not meaningful.

	Second Quarter Ended
(millions)	June 30,	June 30,	%
	2007	2006	Change
Revenue	$610	$505	21%
Expenses
Benefits to policyholders	355	261	36
Compensation and benefits	100	96	4
Other expenses	88	73	21
Total expenses	543	430	26
Pretax income	$67	$75	(11)%
Pretax margin	11.0%	14.9%

Pretax income — adjusted	$68	$75	(9)%

Pretax margin — adjusted	11.1%	14.9%

Benefits to policyholders increased 36% to $355 million versus the prior year quarter due primarily to strong growth in Sterling.  Compensation and benefits increased 4% to $100 million versus the prior year quarter due primarily to commissions associated with growth in Sterling.  Other expenses increased 21% to $88 million versus the prior year quarter principally reflecting an increase in marketing related costs for Sterling and higher professional fees.

Second quarter pretax income decreased 11% to $67 million and the pretax margin was 11.0%.  Also included in the Underwriting segment is a $2 million pretax loss attributable to the P&C runoff business.  Adjusting for certain items detailed on page 14, pretax income decreased 9% to $68 million and the pretax margin was 11.1%.

Subsequent to the close of the second quarter, the Company announced that it was considering strategic options for the Accident & Health and Life business (CICA and its subsidiaries).

UNALLOCATED INCOME AND EXPENSE

Unallocated investment income increased to $44 million in the second quarter compared to $18 million in the prior year quarter due primarily to dividends received from holdings in certain private equity investments.

Unallocated expenses were $34 million in the second quarter compared to $30 million in the prior year quarter.   Interest expense was unchanged at $34 million in the second quarter compared to the prior year quarter.

Conference Call and Webcast Details

The Company will host a conference call on Wednesday, August 1, 2007 at 10:00 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  There are 43,000 employees working in Aon’s 500 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to successfully execute strategic options for our Combined Insurance subsidiary, the impact of current, pending and future regulatory and legislative actions that affect our ability to market and sell, and be reimbursed at current levels for, our Sterling subsidiary’s Medicare Advantage health plans, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the impact of the analysis of practices relating to stock options, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth, a measure that management believes is important to evaluate changes in revenue from existing operations.  We believe that this supplemental information is helpful to investors.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium.  A reconciliation is provided in the attached schedules.  The supplemental organic revenue growth information does not affect net income or any other GAAP reported amounts.  It should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their revenue performance, although they may not make identical adjustments.

This press release also includes supplemental information related to several measures - income per share, expenses, and margins - that exclude the effects of the restructuring charges and certain other noteworthy items that impacted revenue and pretax income in the comparable periods.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  The measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

###

Investor Contact:	Scott Malchow Vice President, Investor Relations
312-381-3983

Media Contact:	David Prosperi
Vice President, Public Relations
312-381-2485

Aon Corporation

Consolidated Summary of Operations

	Second Quarter Ended			Six Months Ended
(millions except per share data)	June 30, 2007	June 30, 2006 (1)	Percent Change	June 30, 2007	June 30, 2006 (1)	Percent Change
Revenue
Commissions and fees	$1,781	$1,651	8%	$3,516	$3,263	8%
Premiums and other	573	472	21	1,112	936	19
Investment income	134	85	58	241	174	39
Total revenue	2,488	2,208	13	4,869	4,373	11

Expenses
Compensation and benefits	1,207	1,131	7	2,359	2,228	6
Other general expenses	477	459	4	987	920	7
Benefits to policyholders	355	261	36	678	515	32
Depreciation and amortization	49	55	(11)	99	110	(10)
Interest expense	34	34	—	69	65	6
Provision for New York and other state settlements	1	1	—	1	2	(50)
Total expenses	2,123	1,941	9	4,193	3,840	9

Income from continuing operations before provision for income tax	365	267	37	676	533	27
Provision for income tax (3)	127	92	38	226	185	22
Income from continuing operations	238	175	36	450	348	29

Discontinued operations
Income from discontinued operations	3	29	(90)	5	68	(93)
Provision for income tax (4)	1	11	(91)	2	26	(92)
Income from discontinued operations	2	18	(89)	3	42	(93)

Income before accounting change	240	193	24	453	390	16
Cumulative effect of change in accounting principle, net of tax (2)	—	—	—	—	1	(100)
Net income	$240	$193	24%	$453	$391	16%

Basic net income per share:
Continuing operations	$0.80	$0.54	48%	$1.52	$1.09	39%
Discontinued operations	0.01	0.06	(83)	0.01	0.13	(92)
Cumulative effect of change in accounting principle	—	—	—	—	—	—
Net income	$0.81	$0.60	35%	$1.53	$1.22	25%

Diluted net income per share:
Continuing operations	$0.74	$0.52	42%	$1.40	$1.01	39%
Discontinued operations	0.01	0.05	(80)	0.01	0.12	(92)
Cumulative effect of change in accounting principle	—	—	—	—	—	—
Net income	$0.75	$0.57	32%	$1.41	$1.13	25%

Diluted average common and common equivalent shares outstanding	321.9	344.8	(7)%	323.1	347.5	(7)%

(1)  Certain amounts relating to discontinued operations have been reclassified to conform to the 2007 presentation.

(2)  Adoption of FASB Statement No. 123(R), “Share-Based Payments,”  effective January 1, 2006.

(3)  Tax rate from continuing operations is 34.8% and 34.5% for the second quarters ended June 30, 2007 and 2006, respectively, and 33.4% and 34.7% for the six months ended June 30, 2007 and 2006, respectively.

(4)  Tax rate from discontinued operations is 33.3% and 37.9% for the second quarters ended June 30, 2007 and 2006, respectively, and 40.0% and 38.2% for the six months ended June 30, 2007 and 2006, respectively.

Aon Corporation

Revenue from Continuing Operations

	Second Quarter Ended
(millions)	June 30, 2007	June 30, 2006 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)	Organic Revenue Growth Excluding Contingent Commissions

Revenue
Risk and insurance brokerage services:
Americas	$618	$581	6%	1%	—%	(2)%	7%	8%
United Kingdom	218	191	14	5	2	1	6	6
Europe, Middle East & Africa	307	270	14	7	(1)	5	3	3
Asia Pacific	138	129	7	9	(4)	(3)	5	5
Reinsurance brokerage and related services	234	214	9	2	2	1	4	4
Total risk and insurance brokerage services	1,515	1,385	9	3	—	1	5	6
Consulting:
Consulting services	269	237	14	3	2	3	6	6
Outsourcing	56	72	(22)	3	—	(2)	(23)	(23)
Total consulting	325	309	5	3	2	1	(1)	(1)
Insurance underwriting:
Accident & health and life	611	499	22	2	—	—	20	20
Property & casualty	(1)	6	N/A	N/A	N/A	N/A	N/A	N/A
Total insurance underwriting	610	505	21	2	—	—	19	19

Unallocated revenue	44	18	144	N/A	N/A	N/A	N/A	N/A

Intersegment revenues	(6)	(9)	N/A	N/A	N/A	N/A	N/A	N/A
Total	$2,488	$2,208	13%	3%	—%	3%	7%	8%

(1)   Certain amounts relating to discontinued operations have been reclassified to conform to the 2007 presentation.

(2)    Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)    Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2).  Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

	Six Months Ended
(millions)	June 30, 2007	June 30, 2006 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)	Organic Revenue Growth Excluding Contingent Commissions

Revenue
Risk and insurance brokerage services:
Americas	$1,137	$1,098	4%	—%	—%	(3)%	7%	8%
United Kingdom	374	346	8	6	3	1	(2)	(2)
Europe, Middle East & Africa	741	644	15	7	1	4	3	3
Asia Pacific	238	217	10	7	(3)	—	6	6
Reinsurance brokerage and related services	481	460	5	3	—	—	2	2
Total risk and insurance brokerage services	2,971	2,765	7	4	1	(2)	4	4
Consulting:
Consulting services	533	475	12	3	2	2	5	5
Outsourcing	121	142	(15)	3	—	(1)	(17)	(17)
Total consulting	654	617	6	3	2	1	—	—
Insurance underwriting:
Accident & health and life	1,184	980	21	2	—	2	17	17
Property & casualty	—	20	(100)	N/A	N/A	N/A	N/A	N/A
Total insurance underwriting	1,184	1,000	18	2	—	—	16	16

Unallocated revenue	76	15	407	N/A	N/A	N/A	N/A	N/A

Intersegment revenues	(16)	(24)	N/A	N/A	N/A	N/A	N/A	N/A
Total	$4,869	$4,373	11%	3%	1%	1%	6%	6%

(1)   Certain amounts relating to discontinued operations have been reclassified to conform to the 2007 presentation.

(2)          Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)          Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2). Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation - Segments

Risk and Insurance Brokerage Services - Continuing Operations

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2007	June 30, 2006 (1)	Percent Change	June 30, 2007	June 30, 2006 (1)	Percent Change
Revenue
Operating and other revenue	$1,462	$1,345	9%	$2,873	$2,660	8%
Investment income	53	40	33	98	105	(7)
Total revenue	1,515	1,385	9	2,971	2,765	7

Expenses
Compensation and benefits	884	822	8	1,724	1,621	6
Other expenses	353	348	1	727	689	6
Total expenses	1,237	1,170	6	2,451	2,310	6
Income before provision for income tax	$278	$215	29%	$520	$455	14%

Pretax margin - income before provision for income tax	18.3%	15.5%		17.5%	16.5%

Consulting - Continuing Operations

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2007	June 30, 2006	Percent Change	June 30, 2007	June 30, 2006	Percent Change
Revenue
Operating and other revenue	$319	$308	4%	$647	$614	5%
Investment income	6	1	500	7	3	133
Total revenue	325	309	5	654	617	6

Expenses
Compensation and benefits	198	202	(2)	395	396	—
Other expenses	83	84	(1)	168	168	—
Total expenses	281	286	(2)	563	564	—
Income before provision for income tax	$44	$23	91%	$91	$53	72%

Pretax margin - income before provision for income tax	13.5%	7.4%		13.9%	8.6%

(1)      Certain amounts relating to discontinued operations have been reclassified to conform to the 2007 presentation.

Aon Corporation - Segments

Insurance Underwriting - Continuing Operations

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2007	June 30, 2006 (1)	Percent Change	June 30, 2007	June 30, 2006 (1)	Percent Change

Revenue
Premiums and other	$579	$479	21%	$1,124	$949	18%
Investment income	31	26	19	60	51	18
Total revenue	610	505	21	1,184	1,000	18

Expenses
Benefits to policyholders	355	261	36	678	515	32
Compensation and benefits	100	96	4	202	192	5
Other expenses	88	73	21	178	165	8
Total expenses	543	430	26	1,058	872	21

Income before provision for income tax	$67	$75	(11)%	$126	$128	(2)%

Pretax margin - income before provision for income tax
	11.0%	14.9%		10.6%	12.8%

Reconciliation of operating segment income before provision for income tax to income from continuing operations before provision for income tax:

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2007	June 30, 2006 (1)	Percent Change	June 30, 2007	June 30, 2006 (1)	Percent Change

Operating segment income
Risk and insurance brokerage services	$278	$215	29%	$520	$455	14%
Consulting	44	23	91	91	53	72
Insurance underwriting	67	75	(11)	126	128	(2)
Operating segment income before provision for income tax	389	313	24	737	636	16
Unallocated investment income	44	18	144	76	15	407
Unallocated expenses	(34)	(30)	13	(68)	(53)	28
Interest expense	(34)	(34)	—	(69)	(65)	6
Income from continuing operations before provision for income tax	$365	$267	37%	$676	$533	27%

(1)   Certain amounts related to discontinued operations have been reclassified to conform to the 2007 presentation.

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share

Second Quarter and Six Months Ended June 30, 2007 and 2006

	Second Quarter Ended			Six Months Ended
	June 30, 2007	June 30, 2006	Percent Change	June 30, 2007	June 30, 2006	Percent Change

Diluted earnings per share from continuing operations - as reported	$0.74	$0.52	42%	$1.40	$1.01	39%
After tax earnings per share adjustments:
Restructuring charges	0.05	0.04		0.07	0.10
Gain on sale of businesses	(0.06)	—		(0.06)	—
Tax impact on sale of business	0.01	—		0.01	—
Reinsurance litigation	—	—		0.04	—
Nonrecurring tax adjustments	—	—		(0.02)	—
Gain on Cambridge preferred stock investment	—	—		—	(0.07)
Endurance warrants	—	—		—	0.03
Contingent commissions	—	(0.01)		—	(0.02)
Total after tax earnings per share adjustments	—	0.03		0.04	0.04

Diluted earnings per share from continuing operations - as adjusted	$0.74	$0.55	35%	$1.44	$1.05	37%

Diluted average common and common equivalent shares outstanding (millions)	321.9	344.8		323.1	347.5

Aon Corporation

Reconciliation of Non-GAAP Measures - Segments

Second Quarter and Six Months Ended June 30, 2007 and 2006 (1)

	Second Quarter Ended June 30, 2007					Six Months Ended June 30, 2007
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total
Revenue as reported	$1,515	$325	$610	$38	$2,488	$2,971	$654	$1,184	$60	$4,869

Income (loss) from continuing operations before provision for income tax - as reported	$278	$44	$67	$(24)	$365	$520	$91	$126	$(61)	$676
Restructuring charges	21	4	1	—	26	28	6	2	—	36
Gain on sale of businesses	(30)	—	—	—	(30)	(30)	—	—	—	(30)
Reinsurance litigation	—	—	—	—	—	21	—	—	—	21
Income (loss) from continuing operations before provision for income tax - as adjusted	$269	$48	$68	$(24)	$361	$539	$97	$128	$(61)	$703

Income from continuing operations before provision for income tax - margins as adjusted	17.8%	14.8%	11.1%	N/A	14.5%	18.1%	14.8%	10.8%	N/A	14.4%

	Second Quarter Ended June 30, 2006					Six Months Ended June 30, 2006
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total
Revenue as reported	$1,385	$309	$505	$9	$2,208	$2,765	$617	$1,000	$(9)	$4,373
Gain on Cambridge preferred stock investment	—	—	—	—	—	(35)	—	—	—	(35)
Contingent commissions	(7)	—	—	—	(7)	(13)	—	—	—	(13)
Endurance warrants	—	—	—	—	—	—	—	—	17	17
Revenue as adjusted	$1,378	$309	$505	$9	$2,201	$2,717	$617	$1,000	$8	$4,342

Income (loss) from continuing operations before provision for income tax - as reported	$215	$23	$75	$(46)	$267	$455	$53	$128	$(103)	$533
Restructuring charges	17	2	—	—	19	43	8	—	1	52
Gain on Cambridge preferred stock investment	—	—	—	—	—	(35)	—	—	—	(35)
Contingent commissions	(7)	—	—	—	(7)	(13)	—	—	—	(13)
Endurance warrants	—	—	—	—	—	—	—	—	17	17
Income (loss) from continuing operations before provision for income tax - as adjusted	$225	$25	$75	$(46)	$279	$450	$61	$128	$(85)	$554

Income from continuing operations before provision for income tax - margins as adjusted	16.3%	8.1%	14.9%	N/A	12.7%	16.6%	9.9%	12.8%	N/A	12.8%

(1)  Certain noteworthy items impacted revenue and pretax income in 2007 and 2006, which are described in this schedule. The pretax income (loss) amounts and related margins shown in the captions “Income (loss) from continuing operations before provision for income tax - as adjusted” are non-GAAP measures.

Aon Corporation

2005 Restructuring Plan

By Type:

	Actual					Estimated
(millions)	Full Year 2005	Full Year 2006	First Quarter 2007	Second Quarter 2007	Total Incurred to Date	Remainder of 2007	Total
Workforce reduction	$116	$116	$3	$15	$250	$3	$253
Lease consolidation	20	27	3	8	58	1	59
Asset impairments	17	12	2	1	32	—	32
Other costs associated with restructuring	5	12	2	2	21	—	21
Total restructuring and related expenses	$158	$167	$10	$26	$361	$4	$365

By Region:

(millions)	United States	United Kingdom	Americas other than U.S.	Europe, Middle East and Africa	Asia Pacific	Total
2005	$28	$92	$6	$31	$1	$158
2006	66	56	3	35	7	167
1st quarter 2007	4	5	—	2	(1)	10
2nd quarter 2007	12	13	—	1	—	26
Incurred to date	110	166	9	69	7	361
Estimated remaining 2007	3	1	—	—	—	4
Total incurred and remaining estimated	$113	$167	$9	$69	$7	$365

Aon Corporation

Preliminary Condensed Consolidated Statements of Financial Position

	As of
(billions)	June 30, 2007	Dec. 31, 2006
	(Unaudited)
ASSETS
Investments
Fixed maturities at fair value	$2.9	$2.8
Short-term investments	4.2	4.3
Other investments	0.5	0.5
Total investments	7.6	7.6
Cash	0.4	0.3
Receivables	9.3	9.0
Deferred Policy Acquisition Costs	0.6	0.5
Goodwill	4.7	4.5
Other Intangible Assets	0.2	0.2
Property and Equipment, net	0.5	0.5
Other Assets	1.5	1.7
TOTAL ASSETS	$24.8	$24.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Insurance Premiums Payable	$10.6	$9.7
Policy Liabilities
Future policy benefits	1.9	1.8
Policy and contract claims	0.6	0.6
Unearned and advance premiums and other	0.4	0.4
Total Policy Liabilities	2.9	2.8
General Liabilities
General expenses	1.5	1.9
Notes payable and short-term borrowings	2.2	2.3
Pension, post-employment and post-retirement liabilities	1.4	1.5
Other liabilities	0.8	0.9
TOTAL LIABILITIES	19.4	19.1
Stockholders’ Equity	5.4	5.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24.8	$24.3